EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in the amended Registration Statement of Trycera Financial, Inc., a Nevada corporation, on Form S-2/A-1 of our report dated March 17, 2004, with respect to our audit of the financial statements of Trycera Financial, Inc. (formerly Whitelight Technologies, Inc.) (a development stage company) as of December 31, 2003 and 2002, and the period May 10, 2000 (inception) to December 31, 2003, and to the reference to our firm under the caption "Experts" in the prospectus.


/s/ Chisholm, Bierwolf & Nilson LLC
Chisholm, Bierwolf & Nilson LLC

Bountiful, Utah
February 25, 2005